NSAR ITEM 77O
VK Value Municipal Income Trust
10f-3 Transactions


Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From        shares  	underwriting  Purchase

1.                Washington     JP Morgan   5,000        2.84        6/21/01
                  University

Underwriting Participants:

Underwriting #1

JP Morgan Securities
Stifel Nicolaus & Co.
Edward D. Jones
Loop Capital Markets
Morgan Stanley Dean Witter